January 10, 2002





Securities and Exchange Commission
Washington DC  20549

Dear Sir or Madam:

On behalf of Roswell Bowers, who is a Director of Immucor, Inc. (the "Company"), we are transmitting the Initial Statement of Beneficial Ownership on Form 3 with respect to the Company's Common Stock.

Sincerely,

/s/ Edward L. Gallup

Edward L. Gallup
President

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             Initial Statement of Beneficial Ownership of Securities

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.   Name and Address of Reporting Person

         Roswell Bowers
         1789 Beach Avenue
         Atlantic Beach, FL 32233-5838

2.   Issuer Name and Ticker or Trading Symbol

         Immucor, Inc./BLUD

3.   IRS or Social Security Number of Reporting Person (Voluntary)

         ###-##-####

4.   Statement for Month/Year

         12/01

5.   If Amendment, Date of Original (Month/Year)

         NA

6.   Relationship of Reporting Person to Issuer (check all applicable)

         X        Director
                  Officer (give title below)
                  10% Owner
                  Other (specify below)

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security (Instr.3)

         Common Stock, $ .10 par value

2.   Transaction Date (Month/Day/Year)

(i)      12/6/01
(ii)     12/6/01
(iii)    12/6/01

3.   Transaction Code (Instr. 8)

(i)      P
(ii)     P
(iii)    P

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

           Amount             (A) or (D)            Price

         (i)     200               (A)               $6.95
         (ii) 4,000                (A)               $7.00
         (iii)  800                (A)               $7.10

5.  Amount of Securities    6.  Ownership Form:      7.  Nature of Indirect
    Beneficially Owned at        Direct (D) or          Beneficial Ownership
    End of Month                 Indirect (I)               (Instr. 4)
    (Instr. 3 and 4)             (Instr. 4)

          5,000                      D                         N/A

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)

         N/A

2.   Conversion or Exercise Price of Derivative Security

         N/A

3.   Transaction Date (Month/Day/Year)

         N/A

4.   Transaction Code (Instr. 8)

         N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     N/A

6.   Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         N/A                                N/A

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                  Amount or Number of Shares
         N/A                             N/A

8.   Price of Derivative Security (Instr. 5)

                  NA

9.   Number of Derivative  Securities  Beneficially Owned at End of Year (Instr.
     4)

         N/A

10.  Ownership Form of Derivative  Security:  Direct (D) or Indirect (I) (Instr.
     4)

         N/A

11.  Nature of Indirect Beneficial Ownership (Instr. 4)

         NA

Explanation of Responses:

         N/A

/s/Roswell Bowers, by Steven C. Ramsey as Power of Attorney
Signature of Reporting Person

1/10/02
Date